Exhibit 10.7
Two Folsom Street
San Francisco, CA 94105

November 20, 2020

Julie Gruber

Dear Julie:

This letter is to confirm the extension of the existing severance provisions, which are outlined in the “Termination/Severance” section of your offer letter dated March 5, 2020 (“Offer Letter”). The Compensation and Management Development Committee of the Board of Directors (“the Committee”) has approved the extension of such severance provisions to June 30, 2024 with no other changes to such provisions.

After June 30, 2024, you will be eligible for severance, if any, as approved by the Committee under the same terms as similarly situated executive officers.

Other than as set forth above, the terms of your Offer Letter remain in effect.

Yours sincerely,

/s/ Sonia Syngal
Sonia Syngal
President & Chief Executive Officer, Gap Inc.

/s/ Julie Gruber
Julie Gruber

Date: November 20, 2020